Filed Pursuant to Rule 424(b)(3)

Registration No. 333-188093

PROSPECTUS SUPPLEMENT NO. 2

ARI NETWORK SERVICES, INC.

4,330,667 shares of Common Stock

This prospectus supplement relates to the prospectus dated June 20, 2013, as supplemented by Prospectus Supplement No. 1 dated August 1, 2013, which covers the sale of an aggregate of up to 4,330,667 shares of our common stock, $0.001 par value per share (the “Common Stock”), by the selling security holders identified in the prospectus (collectively with any such holder’s transferee, pledgee, donee or successor, referred to below as the “Selling Shareholders”).  The Common Stock covered by the prospectus consists of (i) 3,200,000 shares of Common Stock which were issued in a private placement pursuant to a Securities Purchase Agreement we entered into on March 12, 2013 with selected accredited investors (the “Securities Purchase Agreement”); (ii) 1,066,667 shares of Common Stock issuable upon exercise of warrants issued pursuant to the Securities Purchase Agreement (the “Purchaser Warrants”); and (iii) 64,000 shares of Common Stock issuable upon exercise of the warrants issued to affiliates of the placement agent in connection with the private placement as consideration for the placement agent’s services (together with the Purchaser Warrants, the “Warrants”).

We will not receive any proceeds from the sale by the Selling Shareholders of the shares covered by the prospectus.  To the extent Warrants are exercised for cash, we will receive the exercise price for those Warrants.

This prospectus supplement is being filed to include the information set forth in our current report on Form 8-K filed on August 23, 2013, which is set forth below.  This prospectus supplement should be read in conjunction with the prospectus, including Prospectus Supplement No. 1, which is to be delivered with this prospectus supplement.

Our common stock is quoted on the OTC Bulletin Board (the “OTCQB”) under the symbol “ARIS”.  The last reported market price of our common stock on the OTCQB on August 23, 2013 was $2.98 per share.  Our executive offices are located at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224, and our telephone number is (414) 973-4300.

Investing in our securities involves risks.  You should carefully consider the Risk Factors beginning on page 1 of the prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement are truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 27, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 20, 2013

    ARI NETWORK SERVICES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	0-19608 (Commission File Number)	39-1388360 (IRS Employer Identification No.)

10850 West Park Place, Suite 1200 Milwaukee, Wisconsin (Address of principal executive offices)	53224 (Zip Code)

Registrant’s telephone number, including area code:  (414) 973-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2013, Jon M. Lintvet resigned from his position as Vice President of Product and Chief Marketing Officer of ARI Network Services, Inc. (the “Company”).  The Company anticipates that Mr. Lintvet will focus on special projects related to the Company’s business under the direction of Roy W. Olivier, the Company’s President and Chief Executive Officer, in a non-executive capacity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 23, 2013

ARI NETWORK SERVICES, INC.

By:

/s/ Darin R. Janecek

Darin R. Janecek
Vice President of Finance and Chief
Financial Officer